Exhibit 99.1

News Corporation

For Immediate Release

Contact: Andrew Butcher +44 20 7782 6019

Teri Everett 212-852-7647

News Corporation Appoints James Murdoch and Natalie Bancroft to Board of Directors

Murdoch to Join Office of the Chairman Effective Immediately

Bancroft Appointment Effective Upon and Subject to Closing of Dow Jones Acquisition

Chase Carey Resigns from Board

______________________

New York, NY, December 7, 2007 - News Corporation today announced that James R. Murdoch and Natalie Bancroft have been appointed to the Board of Directors of News Corporation. It was also announced earlier today that Mr. Murdoch has been appointed Chairman and Chief Executive, Europe and Asia, News Corporation. He will also become a member of the Company's Office of the Chairman. These appointments, as well as his board membership, are effective immediately. Ms. Bancroft's appointment to the Board will be effective upon and subject to the closing of the Dow Jones acquisition.

It was also announced today that Chase Carey, President and Chief Executive Officer of The DIRECTV Group, Inc., has resigned from the Company's Board of Directors. Mr. Carey will remain in his role as head of DIRECTV.

Announcing the Board appointments of James Murdoch and Ms. Bancroft, News Corporation Chairman and Chief Executive Officer Rupert Murdoch said: "It is with great pleasure that I announce that James is rejoining the Board and I welcome Natalie in her new role with the Company. I look forward to James' and Natalie's contributions to News Corporation as our businesses continue to evolve in this changing marketplace."

James Murdoch, 34, has been Chief Executive Officer and a Director of British Sky Broadcasting Group plc since 2003. News Corporation holds a 39% equity interest in BSkyB. Prior to joining BSkyB, Mr. Murdoch was Chairman and Chief Executive Officer of STAR Group Limited, a wholly-owned subsidiary of News Corp., from 2000 to 2003. Mr. Murdoch has served as Executive Vice President of News Corporation and was a member of News Corporation's Board of Directors, the Executive Committee and has served on the Board of NDS. Mr. Murdoch attended Harvard University and is the son of Rupert Murdoch.

Natalie Bancroft, 27, is a professionally trained opera singer currently based in Italy and is a graduate of the L'Institut de Ribaupierre in Lausanne, Switzerland.

Commenting on Mr. Carey's resignation, Rupert Murdoch said: "While Chase had previously announced he would resign upon the closing of the Liberty Media exchange, he thought it was best for the Company and for our stockholders to resign now to maintain continuity on our Board. We still expect the Liberty transaction to be completed no later than the first quarter of calendar 2008. I am grateful to Chase for his valued contributions over the past two decades. He is not only a good friend, but one of the most able and highly principled executives I have ever had the good fortune to work with at News Corporation."

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2007 of approximately US$64 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.